Exhibit 99.1

SWS Group, Inc. Reports Second Quarter Net income of $9 Million

DALLAS, February 4, 2009 – SWS Group, Inc. (NYSE: SWS) today reported net income of $9.0 million, or diluted earnings per share (EPS) of 33 cents, on net revenues of $100.2 million for the company’s second fiscal quarter ended December 31, 2008. Net revenue is total revenue less interest expense.

Net income, EPS and net revenues increased from the prior year’s second quarter when SWS earned $7.2 million, or diluted EPS of 26 cents, on net revenues of $72.8 million.

In the first six months of fiscal 2009, SWS recorded net revenues of $187.9 million, net income of $16.1 million and diluted EPS of 59 cents, compared with net revenues of $139.8 million, net income of $15.0 million and diluted EPS of 54 cents in the first half of the prior fiscal year.

SWS President and CEO Donald W. Hultgren said, “Despite the shrinking economy and downward moving equity markets, we are very pleased to be able to report improved results for the quarter. Many times our various business units respond differently to market volatility, changes in interest rates and economic conditions. The recent economic and interest rate environment has created opportunities for our fixed income businesses. In addition, our overall performance has been enhanced on the retail side by the acquisition of M.L. Stern, an organization with strong fixed income capabilities.”

“We believe we are a well-diversified and balanced financial services company,” Mr. Hultgren said. “Our performance reflects well on the skills and diligence of our experienced business managers and employees.”

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SWS Group Announces Second Quarter Results / 2

Second quarter fiscal 2009 net revenues increased $27.4 million compared with net revenues for the same period of fiscal 2008. The largest increases were in commissions, $27.2 million, and net gains on principal transactions, $5.4 million. The improvement in commission revenue primarily resulted from a $19.6 million increase in the institutional segment’s contribution, with fixed income recording a particularly strong quarter. The retail segment also contributed $7.6 million in increased commissions, as the M.L. Stern division recorded $9.3 million in commission revenue that was partially offset by decreased commission revenue from SWS Group’s other retail operations. The increase in net gains on principal transactions resulted from increasing rates on treasuries and tightening spreads across most fixed income asset classes.

For the first half of fiscal 2009, net revenues increased by $48.2 million versus results for the comparable period of the prior fiscal year. Commissions increased $40.8 million, net interest $9.3 million, and net gains on principal transactions $6.8 million. The institutional segment, primarily the fixed income business, contributed $24.1 million in increased commissions. The retail segment, as a result of the acquisition of M.L. Stern, contributed $16.7 million in increased commissions. The increase in net interest resulted from increased spreads in the stock loan business and a higher average loan balance at the bank. Market volatility and increased customer activity created opportunities in the fixed income business resulting in higher net gains on principal transactions.

Revenue increases for both the three-month and six-month periods were partially offset by significant decreases in other revenue.

Operating expenses increased $23.7 million for the second quarter of fiscal 2009 compared with results for the second quarter of the prior fiscal year. The largest increases were $20.2 million in commissions and other employee compensation, and $1.7 million in

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SWS Group Announces Second Quarter Results / 3

occupancy, equipment and computer service costs. The acquisition of M.L. Stern added $7.8 million in expense for commissions and other employee compensation as well as accounted for most of the increase in occupancy, equipment and computer service costs. The remainder of the increase in commissions and other employee compensation resulted from variable compensation in the institutional segment and additional headcount at the bank.

Operating expenses for the six-month period increased $45.6 million over those for the comparable period in the prior fiscal year. Commissions and other employee compensation increased $32.3 million. M.L. Stern accounted for $16.1 million of the increase with the remainder resulting from variable compensation in the institutional segment and additional headcount at the bank. Other expenses increased $8.3 million in the period because of the previously reported $5.4 million write-off related to counterparty exposure to Lehman Brothers, an increase in the provision for loan losses, losses on the sale of real estate and increased real estate expenses.

The clearing segment recorded net revenues of $7.2 million and pre-tax income of $1.9 million for the second quarter, a decline of $2.8 million in net revenues and $797,000 in pre-tax income from results for the same quarter a year ago. Ticket volume was down substantially for the quarter compared with the same period a year ago, primarily as a result of decreased volume from day trading customers. The number of correspondents was 201 versus 202 at the end of the second quarter a year ago. Operating expenses decreased by more than $2 million, divided between other expenses and commission and employee compensation.

The retail segment recorded net revenues of $30.9 million and pre-tax income of $4.2 million for the second quarter, an increase of $9 million in net revenues and $93,000 in pre-tax income over results for the comparable quarter a year ago. The increase in

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SWS Group Announces Second Quarter Results / 4

net revenues was driven by $12.8 million in commissions, fees and other revenues from M.L. Stern, which was acquired at the beginning of last year’s fourth quarter. Retail net interest revenue declined substantially as a result of a reduced spread earned on customer deposits. Total retail customer assets stood at $10.3 billion at the end of the quarter versus $7.2 billion a year ago, reflecting the addition of M.L. Stern.

The institutional segment recorded net revenues of $52.2 million and pre-tax income of $20.0 million for the second quarter. This was an 85 percent increase in net revenue and a 94 percent increase in pre-tax income over the amounts recorded in the prior year’s second quarter when the institutional segment recorded $28.3 million in net revenue and $10.3 million in pre-tax earnings. Institutional commissions increased 158 percent over the prior year period as volumes in both the taxable fixed income and municipal areas improved significantly. Investment banking fees declined because of the current economic environment and a scarcity of new municipal or corporate issues. However, market volatility, wider spreads and increased customer activity resulted in a $3.7 million increase in net gains on principal transactions. Institutional net interest revenue, generated primarily by the company’s securities lending activities, increased 19 percent due to wider spreads and despite average stock loan balances falling to $1.7 billion as a result of market volatility, regulatory limits on short sales and internal risk limit changes. Second quarter operating expenses increased 79 percent over those for the same period last fiscal year, as the increased revenue produced by the institutional segment increased commission expense.

The banking segment recorded net revenues of $14.6 million and pre-tax income of $2.4 million for the second quarter – a net revenue increase of $1.7 million and a pre-tax income decrease of $1.4 million from the prior year’s second quarter. Net interest revenue increased to $14.7 million from $12.2 million a year earlier as a result of increased loan

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SWS Group Announces Second Quarter Results / 5

volume. The yield on interest-earning assets was down slightly from the comparable prior year period. Operating expenses increased $3.1 million from the level of the prior year quarter. An increase in employees added $1.4 million in compensation expense, and the cost of maintaining real estate and other foreclosed property added $1.0 million to other expense.

“As noted in our September quarterly filing, the bank evaluated the implications of participating in the government’s TARP program,” Mr. Hultgren said. “Our evaluation indicated that it was not in the best interests of our firm to pursue this form of funding.”

SWS Group, Inc. is a Dallas-based financial services holding company offering a broad range of services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries include Southwest Securities, Inc, SWS Financial Services, Inc., and Southwest Securities, FSB.

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income Three Months Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Clearing	$7,173	$10,019	$1,884	$2,681
Retail	30,902	21,924	4,211	4,118
Institutional	52,217	28,259	20,042	10,322
Bank	14,587	12,870	2,359	3,715
Other consolidated entities	(4,703)	(248)	(12,964)	(8,989)

Consolidated	$100,176	$72,824	$15,532	$11,847

FINANCIAL TABLES FOLLOW

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SWS Group Announces Second Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2008 and June 27, 2008

(In thousands, except par values and share amounts)

	December 31, 2008	June 27, 2008
	(Unaudited)
Assets
Cash and cash equivalents	$68,611	$39,628
Assets segregated for regulatory purposes	255,275	322,575
Receivable from brokers, dealers and clearing organizations	2,173,378	2,849,982
Receivable from clients, net of allowances	193,765	286,945
Loans held for sale	311,257	359,945
Loans, net	1,060,141	925,758
Securities owned, at market value	108,970	198,573
Securities purchased under agreements to resell	4,415	9,862
Goodwill	7,552	7,552
Marketable equity securities available for sale	3,965	6,964
Other assets	102,528	110,467

Total assets	$4,289,857	$5,118,251

Liabilities and Stockholders’ Equity
Short-term borrowings	$3,505	$86,800
Payable to brokers, dealers and clearing organizations	2,087,978	2,794,377
Payable to clients	448,414	556,029
Deposits	1,159,520	1,071,973
Securities sold under agreements to repurchase	3,646	6,342
Securities sold, not yet purchased, at market value	23,360	26,511
Drafts payable	23,506	19,657
Advances from Federal Home Loan Bank	148,140	166,250
Other liabilities	58,563	67,306

Total liabilities	3,956,632	4,795,245

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,298,447 and outstanding 27,286,777 shares at December 31, 2008; issued 28,269,134 and outstanding 27,195,609 shares at June 27, 2008	2,830	2,827
Additional paid-in capital	269,906	269,360
Retained earnings	73,262	62,100
Accumulated other comprehensive income – unrealized holding loss, net of tax	(3,173)	(1,194)
Deferred compensation, net	2,293	1,994
Treasury stock (1,011,670 shares at December 31, 2008 and 1,073,525 shares at June 27, 2008, at cost)	(11,893)	(12,081)

Total stockholders’ equity	333,225	323,006

Total liabilities and stockholders’ equity	$4,289,857	$5,118,251

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SWS Group Announces Second Quarter Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and six months ended December 31, 2008 and December 31, 2007

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Six Months Ended December 31, 2008	Six Months Ended December 31, 2007
Revenues:
Net revenues from clearing operations	$3,077	$3,737	$6,373	$7,088
Commissions	53,309	26,101	89,054	48,273
Interest	53,299	69,649	120,079	138,854
Investment banking, advisory and administrative fees	9,430	8,819	20,354	18,860
Net gains on principal transactions	7,958	2,534	10,662	3,877
Other	21	6,003	2,920	12,431

Total revenue	127,094	116,843	249,442	229,383
Interest expense	26,918	44,019	61,498	89,613

Net revenues	100,176	72,824	187,944	139,770

Non-Interest Expenses:
Commissions and other employee compensation	63,441	43,285	115,852	83,509
Occupancy, equipment and computer service costs	8,032	6,375	15,772	12,898
Communications	3,308	2,484	6,469	4,710
Floor brokerage and clearing organization charges	997	889	1,914	2,016
Advertising and promotional	1,141	922	1,940	1,515
Other	7,725	7,022	19,672	11,329

Total non-interest expenses	84,644	60,977	161,619	115,977

Income from continuing operations before income tax expense	15,532	11,847	26,325	23,793
Income tax expense	6,486	4,599	10,256	8,841

Income from continuing operations	9,046	7,248	16,069	14,952
Discontinued operations:
Income from discontinued operations	—	—	—	29
Income tax expense	—	—	—	(9)
Minority interest	—	—	—	(3)

Income from discontinued operations	—	—	—	17

Net income	9,046	7,248	16,069	14,969
Net loss recognized in other comprehensive income	(1,111)	(107)	(1,979)	(332)

Comprehensive income	$7,935	$7,141	$14,090	$14,637

Earnings per share – basic
Income from continuing operations	$0.33	$0.26	$0.59	$0.55
Income from discontinued operations	—	—	—	—

Net income	$0.33	$0.26	$0.59	$0.55

Weighted average shares outstanding – basic	27,079,804	27,465,601	27,053,620	27,437,367

Earnings per share – diluted
Income from continuing operations	$0.33	$0.26	$0.59	$0.54
Income from discontinued operations	—	—	—	—

Net income	$0.33	$0.26	$0.59	$0.54

Weighted average shares outstanding – diluted	27,186,715	27,584,415	27,194,353	27,599,738

SWS Group Announces Second Quarter Results / 8

CONTACT:	Jim Bowman,
Vice President
Corporate Communications
1201 Elm Street
Suite 3500
Dallas, Texas 75270
(214) 859-9335
jbowman@swst.com

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